HCIA ANNOUNCES DEFINITIVE AGREEMENT TO MERGE WITH VS&A COMMUNICATIONS
    PARTNERS III, L.P.; HCIA SHAREHOLDERS TO RECEIVE $11.00 PER SHARE IN CASH

Baltimore, MD, August 12, 1999 -- HCIA Inc. (NASDAQ:HCIA) today announced that it has signed a definitive agreement to merge with VS&A Communications Partners III, L.P., an affiliate of Veronis, Suhler & Associates. The transaction is valued at approximately $135 million.

Pursuant to the merger agreement, each share of HCIA common stock will be converted into the right to receive $11.00 per share. HCIA currently has approximately 11.851 million shares outstanding, and options outstanding to purchase 1.9 million shares.

HCIA's Board of Directors has unanimously approved the merger. Deutsche Banc Alex. Brown served as financial advisor to the Company.

The merger is expected to be completed by the end of the third quarter or beginning of the fourth quarter of 1999, and is subject to approval by HCIA's stockholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary conditions. A special meeting of HCIA's stockholders will be scheduled as soon as practical following approval of proxy materials by the Securities and Exchange Commission.

HCIA Inc. collects, manages, and distributes comparative health care information. Its customers deliver, purchase, and manufacture health care products and services. By combining industry leading databases, methodologies, and analytic services, HCIA creates information assets that help customers manage health care costs and improve patient care.

VS&A Communications Partners III, L.P. is a $1.0 billion private equity fund affiliated with Veronis, Suhler & Associates. VS&A Communications Partners III, L.P. focuses exclusively on making equity investments in the information, communication and media industries.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release, other than historical financial information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on key personnel, (vi) development by competitors of new or superior products or entry into the market of new competitors, (vii) dependence on major customers, (viii) dependence on intellectual property rights, (ix) integrity and reliability of the Company's data, (x) volatility of the Company's stock price, (xi) changes in the health care industry from both a regulatory and financial perspective, (xii) implementation of required changes to computer systems and software for the year 2000, and (xiii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.